Exhibit 3.1


                                    AMENDMENT
                                       TO
                                     BYLAWS
                                       OF
                                  VillageEDOCS



I.   Article III of the Bylaws of VillageEDOCS is hereby amended as follows:

     Section 2 of Article III is deleted in the entirety and replaced with the following:

     Section 2. Number of Directors. The authorized number of directors shall be, until changed by amendment of the Articles or by a Bylaw duly adopted by the shareholders, such number as may from time to time be authorized by resolution of the Board of Directors or the shareholders, provided that such number shall not be less than three (3) nor more than nine (9).

II.  Article IV of the Bylaws of VillageEDOCS is hereby amended as follows:

     Section 1 of Article IV is deleted in the entirety and replaced with the following:

     Section 1. Officers. The officers of the Corporation shall include, if and when designated by the Board, a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article. More than one office may be held by the same individual.


Sections 8, 9, and 10 of the Bylaws are hereby renumbered as Sections 9, 10, and 11, respectively.

Section 7 is deleted in the entirety and replaced with the following:


     Section 7. Chief Executive Officer. The Chief Executive Officer shall be the general manager of the Corporation, subject to the control of the Board of Directors, and as such shall (A) hereof, preside at all meetings of stockholders, shall have general supervision of the affairs of the Corporation, shall sign or countersign or authorize another officer to sign all certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors, shall make reports to the Board of Directors and stockholders, and shall perform all such other duties as are incident to such office or are properly required by the Board of Directors.

The following is added as new Section 8.

     Section 8. President. The President shall be the chief operating officer of the corporation and shall be subject to the general supervision, direction, and control of the Chief Executive Officer unless the Board of Directors provides otherwise.